Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three Months Ended January 31, 2011

STATEN ISLAND, N.Y., March 17, 2011 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (“Coffee Holding”) (Nasdaq:JVA) today announced its operating results for the three months ended January 31, 2011.  In this release, the Company:

●	Reports net sales of $25,641,093 for the three months ended January 31, 2011 and $21,359,151 for the three months ended January 31, 2010;

●	Reports sales growth of 20% for the three months ended January 31, 2011 compared to the three months ended January 31, 2010; and

●
Reports net income of $1,041,072, or $0.19 per share (basic and diluted), for the three months ended January 31, 2011 compared to net income of $557,978, or $0.10 per share (basic and diluted), for the three months ended January 31, 2010.

Results of Operations

The Company had net income of $1,041,072, or $0.19 per share (basic and diluted), for the three months ended January 31, 2011 compared to net income of $557,978, or $0.10 per share (based and diluted), for the three months ended January 31, 2010.  The increase in net income primarily reflects increased gross profit.

Net sales totaled $25,641,093 for the three months ended January 31, 2011, an increase of $4,281,942, or 20% from $21,359,151 for the three months ended January 31, 2010.  The increase in net sales reflects higher sales prices compared to the first quarter of fiscal 2010 as well as additional poundage sold due to the addition of our OPTCO subsidiary.

Cost of sales for the three months ended January 31, 2011 was $22,560,399 or 87.9% of net sales, as compared to $18,721,421 or 87.7% of net sales for the three months ended January 31, 2010.  The increase in cost of sales reflects the increased cost of green coffee.

Total operating expenses increased by $97,188, or 6.11%, to $1,686,096 for the three months ended January 31, 2011 as compared to operating expenses of $1,588,908 for the three months ended January 31, 2010.  The increase in operating expenses was due to increases in selling and administrative expense of $67,221 and an increase in officers’ salaries of $30,001.  The added expenses were justified due to the high level of business during this period.

“In spite of commodity pressure and dramatically increased coffee prices during the quarter, we were still able to almost double our net income as compared to the same period last year.  Our horizontal integrated business structure combined with our hedging policies helped us to significantly alleviate these higher costs as evidenced by our cost of sales only slightly increasing by 0.02 % during a time when the underlying commodity increased by over one dollar per pound. as the fundamentals in the coffee market led to higher futures prices.  With the national brands and our other competitors increasing their prices,  but not to the full effect of the increase in the futures market, we remained under financial constraints on a portion of our private label sales; yet we were able to absorb much of those margin pressures through other areas of our business.  We anticipate this trend will continue and we have just implemented another round of price increases which should be reflected in the results of our upcoming quarter even as coffee prices continue to climb to over thirty year highs.”

“We remain upbeat regarding our overall business and believe we are well positioned to continue to improve both our top and bottom lines during these challenging times,” said Andrew Gordon, President & CEO.

Quarterly Dividend

The Company’s previously announced quarterly cash dividend of $0.03 per share will be paid to stockholders of record as of the close of business on April 18, 2011.  The dividend will be paid on May 2, 2011.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2011 AND OCTOBER 31, 2010

	January 31, 2011	October 31, 2010
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$2,869,014	$1,672,921
Commodities held at broker	121,062	275,499
Accounts receivable, net of allowances of $197,078 for 2011 and 2010	10,446,733	8,852,372
Inventories	6,914,163	8,190,420
Prepaid green coffee	363,733	1,335,676
Prepaid expenses and other current assets	383,303	502,852
Prepaid and refundable income taxes	132,662	9,521
Deferred income tax asset	169,500	328,000
TOTAL CURRENT ASSETS	21,400,170	21,167,261
Machinery and equipment, at cost, net of accumulated depreciation of $5,256,784 and $5,147,593 for 2011 and 2010, respectively	1,584,255	1,560,940
Customer list and relationships, net of accumulated amortization of $5,625 and $3,750 for 2011 and 2010, respectively	144,375	146,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Deposits and other assets	746,446	699,029
TOTAL ASSETS	$24,495,246	$24,193,480
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$7,282,297	$7,124,072
Line of credit	1,816,859	2,306,749
Income taxes payable	198,203	234,744
Contingent liability	41,000	41,000
Deferred income tax liabilities	18,000	73,300
TOTAL CURRENT LIABILITIES	9,338,359	9,779,865
Deferred income tax liabilities	-	216,700
Deferred rent payable	130,297	124,756
Deferred compensation payable	592,931	540,642
TOTAL LIABILITIES	10,079,587	10,661,963
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; 0 issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,579,830 shares issued; 5,490,823 shares outstanding for 2011 and 2010	5,580	5,580
Additional paid-in capital	7,581,973	7,581,973
Contingent consideration	39,000	39,000
Retained earnings	7,025,137	6,151,054
Less: Treasury stock, 89,007 common shares, at cost for 2011 and 2010	(295,261)	(295,261)
Total Coffee Holding Co., Inc. and OPTCO Stockholders’ Equity	14,356,429	13,482,346
Noncontrolling interest	59,230	49,171
TOTAL EQUITY	14,415,659	13,531,517
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,495,246	$24,193,480

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2011 AND 2010
(Unaudited)

	2011	2010
NET SALES	$25,641,093	$21,359,151

COST OF SALES (which includes purchases of approximately $4.8 million and $6.6 million for the three months ended January 31, 2011 and 2010, respectively from a related party)	22,560,399	18,721,421

GROSS PROFIT	3,080,694	2,637,730

OPERATING EXPENSES:
Selling and administrative	1,506,246	1,439,025
Officers’ salaries	179,850	149,849
TOTAL	1,686,096	1,588,874

INCOME FROM OPERATIONS	1,394,598	1,048,856

OTHER INCOME (EXPENSE):
Interest income	160,586	1,319
Interest expense	(112,636)	(53,415)
TOTALS	47,950	(52,096)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	1,442,548	996,760

Provision for income taxes	391,417	441,262

NET INCOME BEFORE NONCONTROLLING INTEREST IN SUBSIDIARIES	1,051,131	555,498
Less: Net loss (income) attributable to the noncontrolling interest	(10,059)	2,480

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$1,041,072	$557,978

Basic and diluted earnings per share	$.19	$.10

Dividends declared per share	$.03	$-

Weighted average common shares outstanding:
Basic	5,490,823	5,440,823
Diluted	5,500,823	5,440,823

See notes to Condensed Consolidated Financial Statements.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2011 AND 2010
(Unaudited)

	2011	2010
OPERATING ACTIVITIES:
Net income	$1,051,131	$555,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111,066	111,002
Unrealized loss on commodities	154,437	262,862
Bad debt expense	-	13,500
Deferred rent	5,541	6,422
Deferred income taxes	(113,500)	(38,500)
Changes in operating assets and liabilities:
Accounts receivable	(1,594,361)	544,213
Inventories	1,276,257	(149,585)
Prepaid expenses and other current assets	119,549	(12,701)
Prepaid green coffee	971,943	-
Prepaid and refundable income taxes	(123,141)	(4,288)
Accounts payable and accrued expenses	158,225	(1,241,583)
Deposits and other assets	4,872	25,787
Income taxes payable	(36,541)	(51,803)
Net cash provided by operating activities	1,985,478	20,784

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(132,506)	(80,994)
Net cash used in investing activities	(132,506)	(80,994)

FINANCING ACTIVITIES:
Advances under bank line of credit	20,690,112	22,465,558
Principal payments under bank line of credit	(21,180,002)	(21,832,633)
Payment of dividend	(166,989)	-
Net cash (used in) provided by financing activities	(656,879)	632,925

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,196,093	572,715

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,672,921	970,327

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,869,014	$1,543,042

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$116,675	$63,366
Income taxes paid	$659,773	$483,772

CONTACT:         Coffee Holding Co., Inc.
                             Andrew Gordon, President & CEO
                             (718) 832-0800

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